Exhibit 2
STOCK PURCHASE AGREEMENT
dated as of
February ___, 2008
by and between
CITIZENS FIRST BANCORP, INC.
and
AUTO CLUB INSURANCE ASSOCIATION
and
AUTO CLUB SERVICES, INC.
and
AUTO CLUB TRUST, FSB

          STOCK PURCHASE AGREEMENT, dated as of February ___, 2008 (this “Agreement”), by and among CITIZENS FIRST BANCORP, INC. (“Citizens First”) AUTO CLUB INSURANCE ASSOCIATION (“ACIA”), AUTO CLUB SERVICES, INC. (“ACSI”) and of AUTO CLUB TRUST, FSB (“Auto Club Trust”).
RECITALS
          A. Auto Club Trust. Auto Club Trust is a federal savings bank, organized under the laws of the Unites States, having its principal place of business in Dearborn, Michigan, all of the outstanding shares of which are owned by the Shareholders.
          B. Citizens First. Citizens First is a Delaware corporation, having its principal place of business in Port Huron, Michigan.
          C. Board Action. The Board of Directors of Citizens First has determined that it is in the interest of Citizens First and its shareholders to purchase all of the shares of Auto Club Trust as provided for herein.
          D. Auto Club Trust Shareholders. ACIA owns 107,084 shares of Auto Club Trust common stock and ACSI owns 10,000 shares Auto Club Trust common stock. Collectively ACIA and ACSI own all of the capital stock of Auto Club Trust. Each of ACIA and ACSI desires to enter into this Agreement and to perform the transactions contemplated by it.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:
ARTICLE I
Certain Definitions
          1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
     “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 10.02.
     “Auto Club Trust” has the meaning set forth in the preamble to this Agreement.
          “Auto Club Trust Articles” means the Articles of Incorporation of Auto Club Trust.
     “Auto Club Trust Bylaws” means the Bylaws of Auto Club Trust.
     “ACT Employee” has the meaning set forth in Section 5.03 (l).

     “Citizens First” has the meaning set forth in the preamble to this Agreement.
     “Citizens First Board” means the Board of Directors of Citizens First.
     “Closing” has the meaning set forth in Section 2.02.
     “Closing Date” means the date on which the Effective Time occurs.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” means the common shares, no par value, of Auto Club Trust.
     “Compensation and Benefit Plans” has the meaning set forth in Section 5.03(l).
     “Consultants” has the meaning set forth in Section 5.03(l).
     “Directors” has the meaning set forth in Section 5.03(l).
     “Disclosure Schedule” has the meaning set forth in Section 5.01.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Effective Time” means the completion of the Closing, as provided for in Section 2.02.
     “Employees” has the meaning set forth in Section 5.03(l), and where the context so requires shall also mean any person who is deemed to be an employee under ERISA.
     “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “GAAP” means generally accepted accounting principles.
     “Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

     “IRS” means the Internal Revenue Service.
     “Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
     “Material Adverse Effect” means, with respect to Citizens First or Auto Club Trust, any effect that (i) is material and adverse to the financial position, results of operations or business of Citizens First and its subsidiaries taken as a whole or, Auto Club Trust respectively, or (ii) would materially impair the ability of either Citizens First or the Shareholders to perform their obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Stock Purchase Transaction and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of actions or omissions of a party which have been waived in accordance with Section 10.02 hereof.
     “Net Asset Value” has the meaning set forth in Section 2.01.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
     “Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.
     “Purchase Price” has the meaning set forth in Section 2.01.
     “Regulatory Authorities” has the meaning set forth in Section 5.03(h).
     “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
     “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.
     “SEC” means the Securities and Exchange Commission.
     “Shareholders” means collectively Auto Club Insurance Association (“ACIA”) and Auto Club Services, Inc. (“ACSI”).

     “Stock Purchase Transaction” has the meaning set forth in Section 2.01.
     “Renamed Bank” means the bank formerly named Auto Club Trust, FSB which shall have a new name for use after the Closing, selected by Citizens First, subject to any requisite regulatory approvals.
     “Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority based upon income, events or acts arising or occurring before the Effective Time.
     “Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.
     “Treasury Stock” shall mean shares of Auto Club Trust Common Stock held by Auto Club Trust.
ARTICLE II
The Stock Purchase Transaction
          2.01 Purchase of Shares. Subject to and upon the terms and conditions of this Agreement, at the Closing, (i) the Shareholders shall sell, transfer, convey, assign and deliver to Citizens First, and Citizens First shall acquire and accept from the Shareholders, all of the shares of Auto Club Trust Common Stock outstanding as of the Closing Date, free and clear of any Liens or restrictions on transfer or voting with respect thereto, and (ii) Citizens First shall pay and deliver to the Shareholders the Purchase Price for all shares of Auto Club Trust Common Stock in the manner set forth in Article III hereof (the “Stock Purchase Transaction”). The “Purchase Price” shall be equal to the Net Asset Value as determined using Auto Club Trust’s audited statement of financial condition as of December 31, 2007, thereafter adjusted by net income or loss and unrealized gains or losses for the period from January 1, 2008 to the end of the month immediately preceding the Closing Date. The adjustment to “Net Asset Value” shall be a positive or negative amount equal to the sum of (a) the changes in the following assets of Auto Club Trust: (i) cash and cash equivalents (ii) marketable securities, valued at fair market value as determined by Auto Club Trust’s custodian bank on the last day of the month before Closing, (iii) accounts receivable, including amounts due from Shareholders or their affiliates, (iv) accrued interest receivable, (v) prepaid taxes and other prepaid expenses, and (vi) fixed assets, valued at net book value, and (b) the changes in all liabilities of Auto Club Trust, including amounts due to Shareholders or their affiliates, all determined in accordance with generally accepted accounting principles (“GAAP”).
          2.02 Auto Club Trust Name. The names Auto Club Trust and AAA Trust and Investment Services shall not be considered assets transferred and Auto Club Trust will take steps to change the legal name to a name of Citizens First choice coincident with the Closing Date.
          2.03 Closing Date, Effective Time, and Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the closing date of the Stock Purchase Transaction (the “Closing Date”) to occur within the thirty day period following the satisfaction of such conditions, on a date selected by Citizens First, or such other date to which the parties may agree in writing. On the Closing Date, the parties shall conduct a closing (the “Closing”) of the Stock Purchase Transaction. The Closing shall take place at the offices of Citizens First, 25 Water Street, Port Huron, MI 48060 or at such other place as the parties may agree. The transfer of the shares of Common Stock shall be deemed to occur at the completion of the Closing. The time on the Closing Date when the closing shall be completed is referred to as the “Effective Time.”
ARTICLE III
Consideration; Delivery of Share Certificates
          3.01 Consideration; Delivery of Share Certificates. Subject to the provisions of this Agreement, at the Closing, the following shall occur:
     (a) Outstanding Auto Club Trust Common Stock. Each share, excluding Treasury Stock, of Auto Club Trust Common Stock issued and outstanding immediately prior to the Effective Time shall be tendered and delivered to Citizens First by the Shareholders, by delivering the certificates therefor properly endorsed or with a stock power.
     (b) Treasury Shares. Each share of Auto Club Trust Common Stock as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
     (c) Per Share Consideration. In consideration of the delivery of shares of Auto Club Trust Common Stock as set forth in Section 3.01(a), Citizens First shall deliver to each of the Shareholders cash equal to the product of the number of shares of Common Stock held of record by the Shareholder as of the Closing Date, multiplied by a number that is the quotient of the Purchase Price divided by the number of shares of Common Stock outstanding on the Closing Date. In no event shall the total cash paid by Citizens First to the Shareholders exceed the Purchase Price.

ARTICLE IV
Actions Pending Closing
          4.01 Forbearances of Shareholders. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement by the parties on the date hereof, without the prior written consent of Citizens First, the Shareholders will not, and will cause Auto Club Trust not to:
     (a) Ordinary Course. Conduct the business of Auto Club Trust other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact its business and assets and maintain its rights, franchises and existing relations with customers, suppliers, agents, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon the Shareholders’ ability to perform any of their material obligations under this Agreement.
     (b) Capital Stock. (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of Auto Club Trust, or any Rights or (ii) enter into any agreement with respect to the foregoing.
     (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Auto Club Trust’s capital stock.
     (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, commission, consulting, severance or similar agreements or arrangements with any director, officer or employee of Auto Club Trust, or grant any salary or wage increase or increase any rate of commission or any employee benefit, (including incentive or bonus payments) except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for any such actions with respect to an employee of Auto Club Trust that Citizens First has indicated will not be retained as an employee of Auto Club Trust or Citizens First at and after the Effective Time provided that any provision for such agreement or arrangement shall result in no obligation or liability associated with such actions that will remain with Auto Club Trust from and after the Effective Time.
     (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Auto Club Trust, or take any action to accelerate the vesting or exercisability of compensation or benefits payable thereunder.
     (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of Auto Club Trust’s assets, deposits, business or properties except in the ordinary course of business.
     (g) Acquisitions. Permit Auto Club Trust to acquire all or any portion of, the assets, business, or properties of any other entity.
     (h) Governing Documents. Amend the Auto Club Trust Articles or the Auto Club Trust Bylaws.
     (i) Accounting Methods. Implement or adopt any change in Auto Club Trust’s accounting principles, practices or methods, other than as may be required by GAAP.
     (j) Contracts. Except in the ordinary course of business consistent with past practice, permit Auto Club Trust to enter into or terminate any material contract, including but not limited to agency agreements, brokerage agreements, commission agreements, leases, licenses, or contracts for the provision of products or services, or amend or modify in any material respect any of Auto Club Trust’s existing material contracts, except (i) the alteration of the IITC contract from an annual agreement to a month to month or quarterly agreement; and (ii) those specified contracts designated for termination on or around the Closing Date in the attached Disclosure Schedule 5.03(j).
     (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding involving Auto Club Trust.
     (l) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) any of the Shareholders’ representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Closing set forth in Article VII not being satisfied or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.
     (m) Insurance. Fail to maintain, renew or replace any policy for insurance.
     (n) Indebtedness. Permit Auto Club Trust to incur any indebtedness for borrowed money other than in the ordinary course of business, and in no event to exceed $2,500 in the aggregate.

     (o) Capital Expenditures. Permit Auto Club Trust to make any capital expenditures in excess of $5,000 in the aggregate or for any item in excess of $2,500.
     (p) Commitments. Agree or commit to do any of the foregoing.
          4.02 Forbearances of Citizens First. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Shareholders, Citizens First will not:
     (a) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Stock Purchase Transaction set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.
     (b) Commitments. Agree or commit to do any of the foregoing.
ARTICLE V
Representations and Warranties
          5.01 Disclosure Schedules. On or prior to the date hereof, Citizens First has delivered to Auto Club Trust and the Shareholders have delivered to Citizens First due diligence disclosures, including those assembled on schedules and those exchanged at any time prior to the Effective Time (“Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV. The Shareholders’ representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of Citizens First.
          5.02 Standard. For purposes of this Agreement, “knowledge” shall mean, with respect to Citizens First, such knowledge which any officer of Citizens First with the title of not less than senior vice president, would have after reasonable inquiry into the matter in question and with respect to the Shareholders, actual knowledge of any officers with the title of not less than senior vice president would have after reasonable inquiry into the matter in question.
          5.03 Representations and Warranties of Shareholders. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of their Disclosure Schedule corresponding to the relevant paragraph below, the Shareholders hereby represent and warrant to Citizens First:

     (a) Organization, Standing and Authority. Auto Club Trust is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. Auto Club Trust is duly qualified to do business and is in good standing in the State of Michigan and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
     (b) Auto Club Trust Shares. As of the date hereof, the authorized capital stock of Auto Club Trust consists of solely 200,000 shares of Common Stock, of which 117,084 shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of Treasury Stock were held by Auto Club Trust or otherwise owned by Auto Club Trust. The outstanding shares of Auto Club Trust Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed in the Shareholders’ Disclosure Schedule, there are no shares of Common Stock authorized and reserved for issuance, Auto Club Trust does not have any Rights issued or outstanding with respect to Auto Club Trust Common Stock and Auto Club Trust does not have any commitment to authorize, issue or sell any Auto Club Trust Common Stock or Rights. Each Shareholder owns that number of shares of Common Stock set forth in the recitals to this Agreement.
     (c) Subsidiaries; Equity Interests. Auto Club Trust has no subsidiaries. Except for a portfolio of freely tradable, marketable securities, Auto Club Trust does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
     (d) Corporate Power. Auto Club Trust has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Auto Club Trust has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transaction contemplated hereby.
     (e) Regulatory Filings; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Auto Club Trust or any of the Shareholders in connection with the execution, delivery or performance by the Shareholders of this Agreement or to consummate the Stock Purchase Transaction except for (A) filings of applications, certifications or notices, as applicable, with federal banking authorities and the Michigan Office of Financial and Insurance Services relating to the change in ownership of Auto Club Trust, and (B) any required consents or approvals of courts of applicable jurisdiction and parties to the terms of fiduciary agreements or arrangements pursuant to which Auto Club Trust is acting in a fiduciary capacity. As of the date hereof, Auto Club Trust is not aware of any reason why the approvals set forth herein will not be received.

          (ii) Subject to receipt of the regulatory approvals referred to above and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Auto Club Trust or to which Auto Club Trust or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Auto Club Trust Articles, the Auto Club Trust Bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
     (f) Financial Reports. (i) Auto Club Trust’s statements of condition and results of operations, including all schedules and notes thereto, for the twelve months ending December 31, 2006, and the interim period ending October 31, 2007, (A) complied in all material respects with the applicable requirements of GAAP and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the statements of condition contained in such statement of condition (including the related notes and schedules thereto) fairly presents the financial position of Auto Club Trust as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Auto Club Trust financial statements (including any related notes and schedules thereto) fairly presents the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Auto Club Trust for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, subject to normal year-end management adjustments and the absence of footnotes in the case of unaudited statements.
          (ii) Since October 31, 2007, Auto Club Trust has not incurred any material liability not disclosed in any Auto Club Trust unaudited financial statements Previously Disclosed other than in the ordinary course of business consistent with past practice.
          (iii) Since October 31, 2007, Auto Club Trust has conducted business in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Auto Club Trust.

     (g) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Auto Club Trust and, to the Shareholders’ knowledge, no such litigation, claim or other proceeding has been threatened.
     (h) Regulatory Matters.
          (i) Other than the conditions of the originating Order 99-37 dated June 25, 1999, approving the formation of Auto Club Trust as a thrift bank, to the extent that such conditions have not been fully satisfied, waived or expired, (such scanned 1999 Order and OTS waiver, dated September 8, 2003, are attached as Schedule 5.03(h) neither Auto Club Trust nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter or action from, any federal or state governmental agency or authority charged with its supervision or regulation (the “Regulatory Authorities”).
          (ii) Auto Club Trust has not been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or action or similar submission.
     (i) Compliance with Laws. Auto Club Trust to the best of Shareholders’ knowledge:
          (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;
          (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Shareholders’ knowledge, no suspension or cancellation of any of them is threatened; and
          (iii) has received no notification or communication from any Governmental Authority (A) asserting that Auto Club Trust is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Auto Club Trust’s knowledge, do any grounds for any of the foregoing exist).
     (j) Contracts; Defaults. (i) Section 5.03(j) of Auto Club Trust’s Disclosure Schedule contains a complete and accurate list of: (A) each contract that involves performance of services or delivery of goods or materials by Auto Club Trust of an amount or value in excess of $2,500 over the next twelve months; (B) each contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of Auto Club Trust in excess of $2,500 over the next twelve months; (C) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $2,500 and with terms of less than one year); (D) each licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the intellectual property of Auto Club Trust or any of its subsidiaries; and (E) each contract providing for payments to or by any Person based on sales, purchases, or profits.
          (ii) Except for this Agreement, Auto Club Trust is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any way the conduct of business (including without limitation a non-compete or similar provision). Auto Club Trust is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound, or under which it or its respective assets, business, or operations receive benefits, and, to the knowledge of Auto Club Trust, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
     (k) No Brokers. No action has been taken by the Shareholders or Auto Club Trust that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.
     (l) Employee Benefit Plans. (i) Section 5.03(l) of Auto Club Trust’s Disclosure Schedule, attached, contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any Shareholder employee or former employee assigned to perform services for Auto Club Trust under a leasing or similar arrangement who are listed on Disclosure Schedule 5.03(l) (iii) attached (the “ACT Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Auto Club Trust participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”). Auto Club Trust has no commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

          (ii) Except as specifically disclosed in Section 5.03(l) of Auto Club Trust’s Disclosure Schedule, attached, Auto Club Trust is not the plan sponsor or plan administrator, or fiduciary of any Benefit Plan.
          (iii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act and any other applicable law have been timely made.
          (iv) Except as required under the terms of any Benefit Plan disclosed on Section 5.03(l) of Auto Club Trust’s Disclosure Schedule, attached, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
     (m) Environmental Matters. To the Shareholders’ knowledge, neither the conduct nor operation of Auto Club Trust nor any condition of any property presently or previously owned, leased or operated by it (including, without limitation, in a fiduciary or agency capacity) violates or violated Environmental Laws and to the Shareholders’ knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To the Shareholders’ knowledge, Auto Club Trust has not received any notice from any person or entity that Auto Club Trust or its Subsidiaries or the operation or condition of any property ever owned, leased, or operated, are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.
     (n) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Auto Club Trust have been duly filed, (ii) all Taxes shown to be due on the Tax Returns have been paid in full, (iii)  all deficiencies asserted or assessments made as a result of any previous examinations have been paid in full, (iv) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns are currently pending, and (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Auto Club Trust or its Subsidiaries. Auto Club Trust has no liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Auto Club Trust financial statements in excess of the amounts accrued with respect thereto that are reflected in the financial statements.
          (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.
     (o) Books and Records. The books and records of Auto Club Trust have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein, subject to normal year-end management adjustments and the absence of footnotes in the case of unaudited statements.
     (p) Insurance. Section 5.03(p) of Auto Club Trust’s Disclosure Schedule, attached, sets forth all of the insurance policies, binders, or bonds maintained by Auto Club Trust. Auto Club Trust is insured with reputable insurers against such risks and in such amounts as the management of Auto Club Trust reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Auto Club Trust is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion. The referenced policies will terminate effective with the Closing.
     (q) Employee Matters (i) Shareholders have shared employees with Auto Club Trust during the 36 months preceding the Closing Date. All personnel providing services to Auto Club Trust, including those listed in a due diligence response dated November 20, 2007 as employees, are ACT Employees. Subject to review of applicable personnel files and interviews acceptable to Citizens First, Citizens First may offer employment to any ACT Employees listed in Disclosure Schedule 5.03 (l) (iii), attached, performing services to or for Auto Club Trust as of the Effective Time (the “Transferred Employees”). All salary, wages and benefits for each Transferred Employee hired by Citizens First shall be at Citizens First’s sole discretion. Shareholders expressly assume all obligations of whatever kind and nature that arise from or are related to obligations and benefits to or for ACT Employees (including Transferred Employees) under all pension and welfare plans in which ACT Employees (including Transferred Employees) participate including vacation, sick, disability, life, severance payment plans, and all other fringe benefits to the extent such benefits are attributable to service prior to the Effective Time.
          (ii) After the execution of this Agreement, Auto Club Trust will continue its normal employment practices; however, Shareholders make no representations or warranties about whether any of the ACT Employees will remain employed after the Closing. All agreements by Shareholders to share employees with or lease employees to Auto Club Trust will terminate upon the Closing Date. Auto Club Trust will use its ordinary efforts to: (i) maintain the ACT Employees as employees until the Closing, (ii) refrain from dissuading any ACT Employee from accepting an offer of employment with Citizens First and (iii) refrain from recruiting ACT Employees for alternate positions with Shareholders. Any ACT Employee whose employment shall be terminated by Shareholders or by Auto Club Trust for any reason prior to the Closing shall be dealt with by Shareholders or Auto Club Trust, as appropriate, each in its sole and absolute discretion.
          (iii) Citizens First shall not be responsible for the payment of any remuneration due to ACT Employees for accrued unused vacation pay earned prior to the Closing Date, such employees shall be paid in accordance with applicable Auto Club Trust and Shareholder policies all ACT Employees’ employment shall be terminated at Closing with all accrued rights and privileges paid by Shareholders not by Auto Club Trust, Renamed Bank may offer employment to ACT Employees, and if so it will be direct employment and not as a shared employee.
          (iv) Except as instructed by any Transferred Employee consistent with Auto Club Trust’s customary policies and practices, Auto Club Trust will not make any transfer of pension or other employee benefit plan assets to Citizens First.
          (v) Auto Club Trust and Citizens First each with respect to its respective plans, programs and policies shall give or cause to be given any notices required by applicable law and take whatever other actions as may be necessary to carry out the arrangements described herein.
          (vi) If any of the arrangements described herein are determined by the Internal Revenue Service or any other governmental authority to be prohibited by law, Auto Club Trust and Citizens First shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.
          (vii) Citizens First shall not have any responsibility, liability or obligation to any current or former employees of ACT or of Shareholders performing services for Auto Club Trust, their beneficiaries or to any other person, with respect to any employee compensation and benefit plans of Shareholders (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension).
          (viii) Nothing contained in this Agreement shall be construed as or intended as creating a contractual right of employment for any employee.
     (r) Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.
     5.04 Representations and Warranties of Citizens First. Subject to Sections 5.01 and 5.02, Citizens First hereby represents and warrants to Auto Club Trust as follows:

     (a) Organization, Standing and Authority. Citizens First is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Citizens First is duly qualified to do business and is in good standing in the State of Michigan and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
     (b) Corporate Power. Citizens First has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Citizens First has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transaction contemplated hereby.
     (c) Corporate Authority. This Agreement and the transaction contemplated hereby has been authorized by all necessary corporate action of Citizens First and the Citizens First Board at a duly convened Board meeting prior to the date hereof and no shareholder approval is required on the part of Citizens First. This Agreement is a valid and legally binding agreement of Citizens First, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors rights or by general equity principles).
     (d) Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Citizens First or any of its Subsidiaries in connection with the execution, delivery or performance by Citizens First of this Agreement except for (A) filings of applications, certifications or notices, as applicable, with federal banking authorities and the Michigan Office of Financial and Insurance Services relating to the change in ownership of Auto Club Trust, and (B) any required consents or approvals of courts of applicable jurisdiction and parties to the terms of fiduciary agreements or arrangements pursuant to which Auto Club Trust is acting in a fiduciary capacity. As of the date hereof, Citizens First is not aware of any reason why the approvals set forth herein will not be received.
          (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of any related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Citizens First or to which Citizens First or its properties are subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Citizens First, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

ARTICLE VI
Covenants
          6.01 Reasonable Best Efforts. The Shareholders and Citizens First intend to gain Office of Thrift Supervision approval and may alter the Agreement as necessary in order to facilitate such approval. Subject to the terms and conditions of this Agreement, each of the Shareholders and Citizens First agrees to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable and shall cooperate fully with the other parties hereto to that end.
          6.02 Access; Information. (a) The Shareholders agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, they shall afford Citizens First and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and audited and un-audited financials of independent auditors), properties, personnel and to such other information of the Auto Club Trust as Citizens First may reasonably request and, during such period, they shall furnish promptly to Citizens First (i) a copy of each material report, schedule and other document filed by Auto Club Trust pursuant to state laws and regulations, and (ii) all other information concerning the business, properties and personnel of the Auto Club Trust as Citizens First may reasonably request.
          (b) Citizens First agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.02 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.02 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
          (c) During the period from the date of this Agreement to the Effective Time, the Shareholders shall cause Auto Club Trust to promptly furnish Citizens First with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.
          6.03 Regulatory Applications. (a) Citizens First shall prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Citizens First will keep Shareholders apprised of the status of material matters relating to completion of the transactions contemplated hereby.
          (b) The Shareholders agree, upon request, to furnish Citizens First with all information concerning themselves, Auto Club Trust, its directors and officers and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of Citizens First to any Governmental Authority.
          6.04 Joint Communications. Citizens First and the Shareholders shall cooperate and use their respective reasonable best efforts to prepare all notices and joint communications, consents, approvals and authorizations necessary for customers of Auto Club Trust to allow for the consummation of the transactions contemplated by this Agreement. The Shareholders and Citizens First shall have the right to review in advance, and each shall consult with the other, in each case subject to applicable laws relating to the notices and joint communications and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written notices or communications for Auto Club Trust’s customers in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Citizens First and Shareholders agree to consult with one another with respect to the notices, and obtaining of any consent, approval and authorizations of any customers or third parties to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of such customer notices and joint communications.
          6.05 Notification of Certain Matters. The Shareholders, on the one hand and Citizens First on the other shall give prompt notice to the other of any fact, event or circumstance known to any of them that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to any of them, to result in any Material Adverse Effect with respect to Auto Club Trust or Citizens First or (ii) would cause or constitute a material breach of any of the Shareholders’ or Citizens First’s representations, warranties, covenants or agreements contained herein.

          6.06 Customer Accounts. Citizens First agrees that customers of Renamed Bank shall be offered the Federated’s PRISM programs for one year from the Closing Date, provided the customer account meets Federated minimum account requirements.
          6.07 Real Property Interests. The Shareholders and Auto Club Trust shall take all actions necessary prior to Closing to cause the transfer of any and all right, title and interest in any real property owned by or used in connection with the business of Auto Club Trust (the “Real Property Interests”) to either of the Shareholders or a third party. In addition, Auto Club Trust and Shareholders shall assign and assume, respectively, without recourse to Auto Club Trust, any liabilities of any type, nature or description, including but not limited to liabilities for taxes, indebtedness and environmental claims, associated with the Real Property Interests.
          6.08 Employee Matters. The Shareholders and Auto Club Trust shall take all actions necessary prior to Closing to cause the reassignment or termination of employment of those ACT Employees named in Disclosure Schedule 5.03 (l) (iii), attached, except for those ACT Employees that Citizens First elects to employ as an employee of the Renamed Bank or Citizens First at and after the Closing. Shareholders have the sole right to determine what positions, if any will be offered in accordance with their policies, at no obligation of Auto Club Trust.
          6.09 Shareholders Indemnity of Citizens First
          Subject to limitations in this Article VI, Shareholders, jointly and severally, shall indemnify, hold harmless and defend Citizens First from and against any costs, expenses, liabilities, losses or damages, including without limitation reasonable attorneys’ fees and expenses (a “Loss”) incurred by Citizens First caused by any breach by Shareholders of any representation or warranty contained herein, and any Loss arising out of any claims, actions, suits or proceedings commenced prior to the Effective Time or arising out of events occurring prior to the Effective Time relating to operations of Auto Club Trust, except to the extent of liabilities assumed or payable hereunder by Citizens First. Claims for indemnity must be made within the time frame set forth in Section 6.11 (a).
          6.10 Citizens First Indemnity of Shareholders
          Subject to limitations in this ARTICLE VI, Citizens First shall indemnify, hold harmless and defend Shareholders from and against any Loss incurred by Shareholders caused by any breach by Citizens First of any representation or warranty contained herein and any Loss arising out of any claims, actions, suits or proceedings arising out of events occurring following the Effective Time relating to operations of the Renamed Bank, including those liabilities assumed or payable hereunder by Citizens First. Claims for indemnity must be made within the time frame set forth in Section 6.11 (a).
          6.11 Claims for Indemnity

     (a) A claim for indemnity under Sections 6.09 or 6.10 of this Agreement shall be made by the claiming party prior to the expiration of 24 months after the Effective Time by the giving of notice thereof to the other party. Such notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within such prescribed 24 month period, the indemnity relating to such claim shall survive until such claim is resolved. No indemnity shall be made for claims which are not made within such 24 month period.
     (b) In the event that any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to a party hereto of the kind for which such party is entitled to indemnification pursuant to Section 6.09 or 6.10, then, after notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within ten business days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting any settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party’s approval will be implied if it does not respond within ten business days of its receipt of the notice of such settlement offer).
     6.12 Limitations on Indemnification
     Notwithstanding anything to the contrary contained in this Article VI, no indemnification shall be required to be made by either party until the aggregate amount of all claims for indemnity by a party exceeds $10,000.
     6.13 Non-competition Agreement
     (a) For a period of five years from the Effective Time, the Shareholders agree that they will not, except on behalf of Citizens First or with the written consent of, Citizens First:
     (i) engage in any business activity, directly or indirectly, which is presently engaged in by Auto Club Trust, excluding financial planning and needs analysis, life insurance, annuity or mutual fund sales and service activities conducted by Shareholders’ agents for Auto Club Funds, AAA Life Insurance Company, Shareholder contracted Credit Union activities, or financial services offered through AAA National by Shareholders as of the date hereof (hereinafter the “Prohibited Activities”), or

     (ii) allow the use of their name, or that of any of their affiliated companies, by or in connection with any business that is engaged in the Prohibited Activities.
     (b) The parties acknowledge that this Section 6.13 is fair and reasonable under the circumstances. It is the desire and intent of the parties that the provisions of this Section 6.13 shall be enforced to the fullest extent permitted by law. Accordingly, if any particular portion of this Section 6.13 shall be adjudicated to be invalid or unenforceable, this Section 6.13 shall be deemed amended to:
     (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable, or if that is not possible,
     (ii) delete the portion found invalid or unenforceable, such reformation or deletion to apply only with respect to the operation of this Section 6.13 in the particular jurisdiction in which such adjudication is made.
     (c) The covenants contained in this Section 6.13 shall apply throughout the United States.
     (d) Notwithstanding any other provision of this Agreement to the contrary, in the event the Shareholders violate the above covenants (i) all amounts otherwise owing to Shareholders by Citizens First, pursuant to Section 9.04, shall be forfeited by the Shareholders and (ii) Citizens First, in addition to any other remedy, shall be under no further obligation to Shareholders.
ARTICLE VII
Conditions to Consummation of the Stock Purchase Transaction
     7.01 Conditions to Each Party’s Obligation to Effect the Stock Purchase Transaction. The respective obligation of each of Citizens First and the Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to the fulfillment or written waiver by Citizens First and the Shareholders prior to the Effective Time of each of the following conditions:
     (a) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Citizens First Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Citizens First after giving effect to the consummation of the Stock Purchase Transaction, (ii) would interfere, in the sole determination of Citizens, with Citizens plans for the future business and prospects of Auto Club Trust after the Effective Time or materially reduce the benefits intended to accrue to Citizens, and (iii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Citizens First Board reasonably determines would either before or after the Closing Date be unduly burdensome.
     (b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
     7.02 Conditions to Obligation of the Shareholders. The obligation of the Shareholders to consummate the transactions to be performed by them in connection with the Closing is also subject to the fulfillment or written waiver by the Shareholders prior to the Effective Time of each of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Citizens First set forth in this Agreement shall be true and correct, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date).
     (b) Performance of Obligations of Citizens First. Citizens First shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Shareholders shall have received a certificate, dated the Closing Date, signed by the Citizens First to such effect.
     (c) Opinion of Citizens First’s Counsel. Auto Club Trust shall have received an opinion of Shumaker, Loop & Kendrick, LLP, counsel to Citizens First, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Citizens First is a corporation duly organized and in good standing under the laws of the State of Delaware, and (ii) this Agreement has been duly executed by Citizens First and constitutes the binding obligation of Citizens First, enforceable against Citizens First in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyances, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.
     7.03 Conditions to Obligation of Citizens First. The obligation of Citizens First to consummate the transactions to be performed by it in connection with the Closing is also subject to the fulfillment or written waiver by Citizens First prior to the Effective Time of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Shareholders set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Citizens First shall have received a certificate, dated the Closing Date, signed by the Shareholders to such effect.
     (b) Performance of Obligations of Shareholders. The Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Citizens First shall have received a certificate, dated the Closing Date, signed by the Shareholders to such effect.
     (c) Opinion of Auto Club Trust’s Counsel. Citizens First shall have received an opinion of Christine Bernhard Viegas, Esq., dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Auto Club Trust is a federal savings bank, duly organized and in good standing under the laws of the United States, and (ii) this Agreement has been duly executed by the Shareholders and constitutes a binding obligation on the Shareholders, enforceable in accordance with its terms against the Shareholders, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyances, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.
     (d) Delivery of Shares. Each of the Shareholders shall have delivered its respectively held shares of Auto Club Trust Common Stock at the Closing as provided in Section 2.01.

ARTICLE VIII
Termination
     8.01 Termination. This Agreement may be terminated, and the Stock Purchase Transaction may be abandoned:
     (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Citizens First and the Shareholders.
     (b) Breach. At any time prior to the Effective Time, by Citizens First or the Shareholders in the event of either: (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.
     (c) Delay. At any time prior to the Effective Time, by Citizens First or the Shareholders in the event that the Stock Purchase Transaction is not consummated by June 30, 2008, except to the extent that the failure of the Stock Purchase Transaction to be consummated by that date arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
     (d) No Approval. By Citizens First or the Shareholders, in the event the approval of any Governmental Authority required for consummation of the Stock Purchase Transaction and the other transactions contemplated by this Agreement shall have been denied.
     8.02 Dispute Resolution
(a) Except for:
(i)	the right of either party to apply to a court of competent jurisdiction for review of the award of binding arbitration; and

(ii)	where a party is seeking emergency relief through a filing for injunctive relief in any court of competent jurisdiction which relief shall not be initiated unless and until a party has sought a preliminary ruling from the arbiters and the arbiter is not able to grant the relief sought or has issued a preliminary ruling that is not obeyed by the other party, all claims, disputes, controversies and other matters relating to Default of this Agreement which cannot be resolved by the parties will be settled by binding arbitration in accordance with this clause.
(b)	Prior to initiation of binding arbitration, the parties will attempt in good faith to resolve any controversy regarding this Agreement promptly by negotiations between executives of the parties. Senior executives, who shall have authority to settle the dispute (“Senior Executives”) will prepare and exchange memoranda stating the issues in dispute and their positions. The Senior Executives will meet within ten (10) working days of notice of the existence of a dispute or at a mutually agreed time and place to resolve the dispute. In the event that the Senior Executives have not met within twenty (20) working days of notice of the existence of a dispute the aggrieved party may initiate binding arbitration. However, a party may initiate binding arbitration at any time to request a preliminary ruling(s) from the arbiter that is binding on the other party, where the party believes there are urgent circumstances.
(c)	If the matter has not been resolved pursuant to the aforesaid meeting of Senior Executives within forty-five (45) days of commencement of such procedure, or if either party will not participate in the meeting of Senior Executives, then either party may initiate binding arbitration upon fifteen (15) days written notice to the other party. All deadlines specified in this clause may be extended by written notice to the other party. Any arbitration hereunder shall be administered by the American Arbitration Association.
(d)	Notice requesting binding arbitration, or any other notice made in connection therewith, will be made in writing by one party and sent by certified mail, return receipt requested, to the other party. The notice requesting binding arbitration will state in particular all issues to be resolved in the view of the complaining party, will appoint the arbiter selected by the complaining party and will set a tentative date for the hearing, which date will be no sooner than forty-five (45) days and not later than ninety (90) days from the date that the notice requesting binding arbitration is mailed. Within twenty (20) working days of receipt of the complaining party’s notice, the respondent will notify the complaining party of the name of its appointed arbiter. When the two arbiters have been appointed, they will agree on a third independent arbiter from the American Arbitration Association and will appoint such person by written notice to the parties signed by both arbiters within thirty (30) days from the date of the appointment of the second arbiter. The three (3) arbiters will constitute the binding arbitration Board (“Board”).
(e)	The members of the Board will be impartial and disinterested and unless otherwise mutually agreed will be U.S. citizens who are active or retired (i) lawyers or professionals familiar with software, data processing technology and related services, or (ii) active or former officers or management employees of insurance and/or data processing firms and/or software development companies. The person selected by the two respective arbiters appointed by the parties will be the umpire or chief arbiter and must be a lawyer. The Board will follow the rules of the American Arbitration Association.
(f)	The parties agree that all then current employees of each, and any person sub-licensed in accordance with this Agreement, with material relevant information will be voluntarily produced, at the employer’s expense, for all proper discovery and binding arbitration hearings.
(g)	The cost of the binding arbitration relative to the arbiters will be borne equally pending the arbiters award. Each party will bear its own expenses for attorneys’ fees. The prevailing party in any binding arbitration proceedings hereunder will be entitled, in addition to such other relief as may be granted, to recover the portion of the costs incurred by that party in connection with the binding arbitration under this Agreement prior to the award.
(h)	The parties agree that the arbiters will be required to render their decision in writing within thirty (30) days of the conclusion of the proceedings, unless such time has been extended by mutual agreement of the parties. With respect to any matter brought before the Board, the Board will make a decision having regard to the intentions of the parties, the terms of this Agreement, and custom and usage of the insurance, software and data processing industries. Such decisions will be in writing and will state the findings of fact and conclusions of law upon which the decision is based, provided that such decision may not (i) award consequential, punitive, special, incidental or exemplary damages or amounts in excess of the limitations set forth in this Agreement, or (ii) include a suspension of this Agreement or any provisions hereof. The decision will be based exclusively upon the evidence presented by the parties at a hearing in which evidence will be allowed. Said decision may be reviewable and vacated, modified or corrected, in whole or in part, by an appropriate court of competent jurisdiction solely for clear abuses of discretion or errors at law by the Board. If the decision is not vacated, modified or corrected in whole or in part upon an appeal, such decision will be final and binding upon all parties to the proceeding and may be entered by either party in any court having jurisdiction.
ARTICLE IX
Relationships After Closing
     9.01 Definition of Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”). As used in this Article, EBITDA means, for each fiscal quarter, the earnings of the Renamed Bank to Auto Club Trust, as determined in accordance with GAAP, before interest, income taxes, depreciation and amortization determined in accordance with GAAP.

     9.02 Definition of Generally Accepted Accounting Principles (“GAAP”). As used in this Article, GAAP means generally accepted accounting principles as in effect from time to time in the United States of America.
     9.03 Definition of Core Trust Business Operations (“CTBO”). As used in this Article, CTBO means all trust and trust related activities conducted by the Renamed Bank that is referred by employees, agents or representatives of Shareholders or through employees, agents, and representatives of any entity affiliated with either of the Shareholders (“Representatives”).
     9.04 Quarterly Distributions to ACIA. Within 60 days after the end of each full fiscal quarter of the Renamed Bank following the Closing, Citizens First shall cause to be distributed to ACIA an amount equal to the greater of (i) 15% of Auto Club Trust’s EBITDA, for the preceding quarter, which is attributable to CTBO; or (ii) $7,500. This obligation shall terminate 61 days after the fifth annual anniversary of the Closing Date.
     9.05 Continuation of Current Compensation Components. For the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, Citizens First will maintain in effect, and without change which is adverse to any representative, the following components of compensation described in “First Amendment in its Entirety of Referral Compensation Agreement (dated 6/22/2007), or as subsequently updated by mutual agreement between Shareholders and Citizens First:”
First year commission;
Renewal commission;
Production bonus;
Asset trailer.
However, Citizens First’s payment of the above components of compensation to Shareholders’ agents or representatives shall not be contingent upon those agents or representatives selling other ACIA distributed products, and any such sales requirements in the above Compensation plan are hereby waived for the purposes of this transaction.
     9.06 Cooperation for Marketing. Both parties agree that they shall cooperate with each other and use their reasonable best efforts to prepare any and all marketing materials, related to the ongoing post-Closing Date relationship between the parties, as contained in this Agreement. Any marketing material costs for marketing conducted by and on behalf of Renamed Bank related to this Agreement shall be borne by Citizens First. No marketing materials shall be finalized without the prior written approval or consent from the other party. All marketing materials shall comply with the American Automobile Association (AAA) requirements and are subject to Shareholder approval. Citizens First and Renamed Bank agree that the AAA name and AAA Emblem are the property of the American Automobile Association and may only be used by Citizens First or Renamed Bank with the express permission and approval of Shareholders or their affiliated club, The Auto Club Group. Upon expiration or cancellation of this Agreement, Citizens First agrees that Citizens First and Renamed Bank will discontinue immediately the use of the AAA Emblem, in any manner whatsoever, and to surrender any material containing the Emblem to the American Automobile Association or one of ACG’s affiliated clubs. It is expressly agreed between the parties that AAA retains full ownership of the Emblem and registrations thereof.
     9.07 Right to Audit - during the term of this Agreement and for a period of two years after this Agreement has ended, Citizens First shall allow Shareholders access to all of Citizens First’s books and records that pertain to the compensation due and payable under the terms of this Agreement that are reasonable and necessary to audit the completeness and accuracy of the compensation paid pursuant to this Agreement.
ARTICLE X
Miscellaneous
     10.01 Survival. The representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time or the termination of this Agreement, if this Agreement is terminated prior to the Effective Time.
     10.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time, by either an agreement in writing between the parties hereto executed in the same manner as this Agreement, or if requested to amend by a Governmental Authority to achieve the purposes of the Agreement.
     10.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     10.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).
     10.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. All fees to be paid to Governmental Agencies in connection with the transactions contemplated by this Agreement shall be borne by Citizens First.
     10.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at such party’s address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Shareholders:	The Auto Club Group
Mr. Sean H. Maloney
One Auto Club Drive
Dearborn, Michigan 48126
Phone: 313-336-8915
Fax: 313-336-0555

With a copy to:	Christine Bernhard Viegas, Esq.
Office of General Counsel
One Auto Club Drive
Dearborn, Michigan 48126
Phone: 313-336-1795
Fax: 313-336- 1246

If to Citizens First, to:	CITIZENS FIRST BANCORP, INC.
Mr. Marshall J. Campbell
President & CEO
Citizens First Bancorp, Inc.
525 Water Street
Port Huron, MI 48060
Phone: (810) 987-8300

With copies to:	Shumaker, Loop & Kendrick, LLP
1000 Jackson Street
Toledo, OH 43604-5573
Atten: Martin D. Werner, Esq.
PH: (419) 241-9000
Fax: (419) 241-6894

and

:	Hill Devendorf, P.C.
901 Huron Ave.
Port Huron, MI 48060
Atten: Dave C. Devendorf, Esq.
PH: (810) 985-8171
Fax: (810) 985-8380
     10.07 Entire Understanding; No Third Party Beneficiaries. This Agreement and any separate agreements entered into by the parties of even date herewith, represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreements). Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     10.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The Exhibits and Schedules attached to this Agreement are an integral part of this Agreement and incorporated herein by this reference and expressly made a part hereof. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     10.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all rights to a trial by jury in any legal proceeding arising out of or related to the Agreement or the transactions contemplated hereby.
     10.10 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CITIZENS FIRST BANCORP, INC.
By:
Mr. Marshall J.Campbell
Chairman, President and CEO

AUTO CLUB INSURANCE ASSOCIATION
By:
J. Terry McElroy
Senior Vice President, Treasurer & Chief Financial Officer

AUTO CLUB SERVICES, INC.
By:
Richard T. White
Senior Vice President, Secretary & General Counsel

AUTO CLUB TRUST, FSB
By:
Sean H. Maloney
President & CEO

Disclosure Schedules
1.	Schedule 5.03(j)
•	IITC. The three month advance notice required by the Service Agreement with IITC was given on or about December 1, 2007, thereby allowing ACT to negotiate a month to month, shorter term or terminate the Agreement.

•	Federated PRISM

•	Greenhill

•	BISYS

•	Federal Home Loan Bank of Indianapolis Correspondent Services Agreement

•	Referral Compensation Agreement and 1st Amendment and Restated in its Entirety

•	Auto Club Life Sales Agency Michigan Life Specialist/Personal Financial Services Representative Compensation Plan

•	Federated Investment Counseling Agreement

•	Sublease and Lease Amendment #1. This lease will be surrendered to landlord at Closing, and Shareholders will cause the surrender to be accepted.
The PCs/computers utilized by Auto Club Trust are owned by ACIA and provided to Auto Club Trust pursuant to an Administrative Services Agreement. In addition, there are other Auto Club Trust contracts with ACIA/ACG that were not provided in the due diligence process because these agreements will terminate as they relate to Auto Club Trust on or around the Closing Date, terminating contracts are specified below:
•	Master Retirement Savings Trust Pension Plan (TDSP) (2000)

•	Master Trust Agreement for Retirement Plans (Salaried/Sales) (2000)

•	ACIA Tax Allocation Agreement (2003)

•	Amended Administrative Services Agreement (2006)

•	Investment Management Agreement and 1st Amendment (ACIA, ACGIC, MemberSelect and MCIIC) (2006)

•	Investment Management Agreement and 1st Amendment (ACLIC) (2006)

•	Investment Management Agreement and 1st Amendment (ACIC of FL) (2006)

•	Investment Management Agreement with Joinder Agreement and 1st Amendment (ACS including ACG, ACM and ACF) (2006)

•	Investment Management Agreement (Traverse) (2006)

•	Federal Home Loan Bank of Indianapolis Correspondent Services Agreement (2006)

•	Sublease (1999) & Lease Amendment #1 (2006)
Certificate of Deposit from Auto Club Trust, FSB to Auto Club Insurance Association in the amount of $500,000 4.19% coupon due 12/31/08 held to comply with Federal Deposit Insurance Corporation (FDIC) requirements.

2.	Section 5.03(l)
(i)	Personnel providing services to Auto Club Trust are covered by the following employee benefit plans:
a.	Auto Club and Auto Club Insurance Association Master Retirement Trust for Salaried Employees and Sales Representatives, sponsored by ACIA/AGG.

b.	Auto Club Group Tax Deferred Savings Plan, sponsored by ACIA/AGG*.

c.	The Auto Club Group Cash Value Pension Plan*

d.	The Automobile Club of Michigan and Auto Club Insurance Association Retirement Plan for Sales Employees*

e.	The Auto Club Group Long-term Disability Plan

f.	The Auto Club Group Medical Plan

g.	The Auto Club Group Life Insurance Plan

h.	The Auto Club Group Travel Accident Plan

i.	The Auto Club Group Dental Plan

j.	The Auto Club Group Employee Assistance Plan

k.	The Auto Club Group Executive Physical Plan

l.	The Auto Club Group Severance Benefit Plan

m.	The Auto Club Group Vision Plan

n.	The Auto Club Group Health Care Reimbursement Account Plan

o.	Dependent Care Reimbursement Account Plan

*	Auto Club Trust is the designated Trustee pursuant to the Master Retirement Savings Trust Pension Plan (TDSP) (2000) and Master Trust Agreement for Retirement Plans (Salaried/Sales) (2000) referenced in Disclosure Schedule 5.03(j) above.
(ii)	None.

(iii)	The following Shareholder employees assigned to Trust would be entitled to Severance Pay:
a.	Kimberley Coit $12,235.90, estimated.

b.	Donna Hendrix $18,825.52, estimated.

c.	Doylean Fike $12,218.78, estimated.
which shall be paid pursuant to the terms of a Severance Pay Plan, the obligations for which are expressly assumed by the Shareholders.
3.	Schedule 5.03(p)

•	Auto Club Trust Errors & Omissions — Binder (American International Specialty)

•	Stamp Bond — Declarations (St. Paul Travelers)

•	Mail Policy — Declarations (St. Paul Travelers)

•	Financial Institution Bond — Binder (Hartford)

•	Automobile Liability — Declarations (Liberty Mutual)

•	General Liability — Declarations (Liberty Mutual)

•	Workers’ Compensation — Declarations (Liberty Mutual)

•	Excess Liability — Declarations (XL Insurance) ($25M xs primary Auto, GL, WC)

•	Excess Liability — Declarations (RSUI Indemnity) ($25M xs $25M)

•	Directors & Officers Side A — Binder (primary $10M) (American Home Assurance)

•	Directors & Officers Side A — Binder ($10M xs $10M) (Arch Specialty)

•	Directors & Officers Side A — Binder ($10M xs $20M) (ACE USA)

•	Directors & Officers Side A — Binder ($10M xs $30M) (Chubb)

•	Directors & Officers Side A — Binder ($10M xs $40M) (St. Paul Travelers)

•	Directors & Officers Side B — Binder (primary $10M) (American Home Assurance)

•	Insurance Company/Agents Errors & Omissions — Binder (primary $10M) (Illinois National)

•	Fiduciary Liability — Binder (primary $10M) (Illinois National)

•	Blended Excess — Binder ($10M xs $10M) (D&O B, Ins Co. E&O, Fiduciary) (Arch Specialty)

•	Blended Excess — Binder ($10M xs $20M) (D&O B, Ins Co. E&O, Fiduciary) (ACE USA)

•	Employment Practices Liability — Binder (Primary $10M) (American Home Assurance)

•	Employment Practices Liability — Binder ($10M xs $10M) (Arch Specialty)

•	Employment Practices Liability — Binder ($5M xs $20M) (ACE USA)

•	Employment Practices Liability — Binder ($5M xs $25M) (Chubb)